Exhibit 99.1

 Generac® Holdings Inc. Announces Appointment of David Ramon to its Board of Directors

WAUKESHA, Wis. — April 15, 2010 — Generac Holdings Inc. (NYSE: GNRC) today announced the appointment of David Ramon as an independent member of its Board of Directors.  Mr. Ramon will also join the Audit Committee of the Board.

“We are delighted to welcome David to the board of Generac,” said Aaron Jagdfeld, Generac’s Chief Executive Officer. “David has a wealth of management and board-level experience and I am certain that he will be a valuable resource for Generac as we focus on continuing to grow our business and building value for shareholders.”

David Ramon has more than 25 years of broad management, operations and investment experience with both established and emerging companies. He co-founded Vaduz Partners in 1998, a private investment firm for which he continues to serve as a Managing Partner. From 2000 through 2007, Mr. Ramon was also President, Chief Executive Officer, and director of USA.NET, Inc. David held prior management positions with Coleman Outdoor Recreation Group, New World Television, Inc., and Gillett Holdings, Inc., after beginning his career at Arthur Young & Company.  A graduate of the University of Wisconsin, he holds a bachelor of Business Administration degree in Accounting.  David also serves on the board of directors of Systems Maintenance Services Holding, Inc. and the management board of TTBG, LLC.

About Generac (NYSE: GNRC)

Since 1959, Generac has been a leading designer and manufacturer of backup power generation products serving residential, light commercial and industrial markets. Generac’s power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent and industrial dealers, retailers and wholesalers.

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